Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION
PROVIDES BUSINESS UPDATE ON COVID-19

Minneapolis, MN, May 1, 2020 - Christopher & Banks Corporation (OTC: CBKC), a specialty women’s apparel retailer, today provided plans to reopen its store base over a period of time.

The Company plans to initiate the reopening of its stores to the public following temporary closures that occurred on March 19th. On April 27th, we reopened a small number of stores in select markets to serve solely as fulfillment centers for eCommerce sales. On May 4th, a majority of these stores will be open to the public at reduced store hours and with minimal associate coverage as we observe traffic trends and customer demand. With the health and well-being of employees and customers as a top priority, stores will employ strict sanitation and safety protocols in accordance with guidelines from the Centers for Disease Control and Prevention (CDC) as well as federal, state and local governments The Company will continue to closely monitor the COVID-19 situation as it plans a phased reopening of its store base throughout May and June.

Keri Jones, President and Chief Executive Officer, commented, “Prior to the pandemic we were pleased with the momentum of our business as positive comparable sales extended through February. Overall, we believe that the strategies we developed and executed prior to the pandemic will continue to benefit our performance in the future. Our near term priority is to methodically execute the reopening of our store base.

Following the COVID-19 outbreak we closed all of our retail stores and reacted swiftly and prudently to significantly reduce our planned merchandise receipts for the six months of March through August, which will allow us to better align our inventory levels to sales. We maintained the operation of our eCommerce site, which represented over 20% of our fiscal 2019 revenue, in order to continue to serve and engage with our customers. At the same time, we took swift actions to reduce our operating expenses and protect cash as we worked with our vendors on payment deferrals.

As we plan for the reopening our store base, the health and well-being of our associates and customers will remain our top priority. Stores will employ enhanced cleaning protocols, employees will be required to attest that they are symptom free, and there will be a limit of customers allowed in the stores. Our customer can also choose to buy on line and pick up her items in store. We will closely monitor the COVID-19 situation as well as the retail environment to determine the appropriate timing and cadence of our reopening. This remains a dynamic situation and as we emerge from shelter-in-place and monitor consumer demand, we want to ensure we respond in a methodical and disciplined manner in order to safeguard our Company and position us to drive the business forward.”

The Company plans to continue to conserve capital and carefully manage expenses during this period of disruption. The majority of the store and headquarter teams will remain on furlough throughout May and will be brought back as store openings ramp. The Company has also suspended rent payments to landlords while stores are closed and is working on negotiating with landlords. As previously announced, corporate employees and management will receive temporary base salary reductions beginning with 20% and up to 50% for the CEO. The Board of Directors has also agreed to a substantial reduction in retainer fees aligned with management. The Company previously suspended approximately $3 million in planned capital expenditures and significantly reduced in operating expenses.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of May 1, 2020, the Company operates 445 stores in 44 states consisting of 309 MPW stores, 77 Outlet stores, 31 Christopher & Banks stores, and 28 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in our subsequent Form 10-Q Reports. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Richard Bundy
Senior Vice President, Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

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